Exhibit 10.4
EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT
          THIS EMPLOYMENT AND RESTRICTIVE COVENANT AGREEMENT (the “Agreement”), is made on this 5th day of December, 2005, by and between LULULEMON ATHLETICA INC. (the “Company”) and ROBERT MEERS (the “Executive”).
          WHEREAS, the Executive is an individual qualified by education and experience to serve the Company in positions of substantial authority and responsibility; and
          WHEREAS, the Company wishes to employ Executive pursuant to the terms and conditions set forth in this Agreement; and
          WHEREAS, the Executive desires to be so employed by the Company; and
          NOW THEREFORE, in consideration of these premises and the mutual promises contained herein, and intending to be legally bound hereby, the parties agree as follows:
     1. Employment.
          1.1. Term. This Agreement shall automatically become effective immediately upon the Closing Date, as defined in the Stock Purchase Agreement dated December 5, 2005, by and between Lulu Holding, Inc., Advent International GPE V Limited Liability Partnership and certain other parties, and will continue for a period of four years after that Closing Date, unless terminated sooner in accordance with Section 5 of this Agreement.
          1.2. Positions and Duties. The Executive will serve as the Chief Executive Officer of the Company, reporting directly to the Company’s Board of Directors (the “Board”). The Executive shall devote his best efforts and substantially all of his business time and services to the Company and its affiliates to perform such duties as may be customarily incident to such position and as may reasonably be assigned to him from time to time.
          1.3. Place of Performance. The Executive shall perform his services hereunder at the principal executive offices of the Company; provided, however, that the Executive will be required to travel from time to time for business purposes.
     2. Compensation and Benefits.
          2.1. Base Salary. The Executive shall receive an annual salary of CAD $584,300 (the “Base Salary”), payable in accordance with the Company’s payroll practices as in effect from time to time.
          2.2. Annual Bonuses.
               2.2.1. Beginning in 2006, for each fiscal year ending during the Term, Executive will be eligible for an annual bonus of up to 75% percent of his Annual Salary for the applicable fiscal year, if specified corporate and individual performance goals are met for that year.
               2.2.2. The corporate and individual performance goals relevant under this Section 2.2 for any particular fiscal year will be determined by the Board, in its sole discretion, and will be communicated to Executive following the Board’s adoption of the Company’s budget for that fiscal year.

               2.2.3. Any bonuses payable under this Section 2.2 will be paid within thirty (30) days following the approval by the audit committee of the Board of the Company’s audited financial statements for the applicable fiscal year.
               2.2.4. For purposes of determining any bonus payable to Executive, the measurement of corporate and individual performance will be performed by the compensation committee of the Board in good faith. From time to time, the Board may make adjustments to corporate or individual performance goals, so that required departures from the Company’s operating budget, changes in accounting principles, acquisitions, dispositions, mergers, consolidations and other corporate transactions, and other factors influencing the achievement or calculation of such goals do not affect the operation of this provision in a manner inconsistent with the achievement of its intended purposes.
          2.3. Stock Options. As soon as practicable following the Closing Date, the Company will grant or cause to be granted to the Executive an option to purchase common stock in each of the Company and Lululemon Athletica USA, Inc. in substantially the form as attached hereto as Exhibit A; provided, however, that for avoidance of doubt, the Executive acknowledges and agrees that under circumstances described in Article IV of the Lulu Holding, Inc. Stockholders Agreement dated December 5, 2005 by and among Lulu Holding, Inc. and certain of its stockholders (a copy of which has been provided to the Executive), each such option may be replaced with an option to purchase stock of Lulu Holding, Inc. in the manner described in that Article IV.
          2.4. Employee Benefits. The Executive will be eligible to participate in retirement/savings, health insurance, term life insurance, long term disability insurance and other employee benefit plans, policies or arrangements maintained by the Company for its employees generally, subject to the terms and conditions of such plans, policies or arrangements; provided, however, that this Agreement will not limit the Company’s ability to amend, modify or terminate such plans, policies or arrangements at any time for any reason.
          2.5. Vacations. In addition to holidays observed by the Company, the Executive shall be entitled to three (3) weeks paid vacation time during each year of employment, per existing Company policy. Vacation days that remain unused at the end of any year will accrue or expire to the extent provided by Company policy, as in effect from time to time.
          2.6. Life and Disability Insurance Allowance. Upon submission of proper invoices, the Company will reimburse the Executive up to CAD $17,500 annually for premiums payable with respect to supplemental term life insurance and/or long-term disability insurance.
     3. Reimbursement of Expenses. The Executive will be reimbursed by the Company for all reasonable business expenses incurred by him in accordance with the Company’s customary expense reimbursement policies as in effect from time to time.
     4. Indemnification. The Company will indemnify Executive for and defend Executive from claims arising from the Executive’s good faith performance of his duties as an employee of the Company to the extent provided in the Articles of the Company.
     5. Termination. Upon cessation of his employment with the Company, the Executive will be entitled only to such compensation and benefits as described in this Section 5.
          5.1. Termination without Cause. If the Executive’s employment by the Company is terminated by the Company without Cause (as defined below) the Executive will be entitled to:

               5.1.1. payment of all accrued and unpaid Base Salary through the date of such termination;
               5.1.2. payment for all unused vacation and personal days accrued through the date of such termination;
               5.1.3. monthly severance payments equal to one-twelfth of the Executive’s Base Salary as of the date of such termination for a period equal to the greater of (a) 24 months or, (b) the period remaining until the fourth anniversary of the Closing Date; and
               5.1.4. payment of any otherwise unpaid annual bonus payable under Section 2.2 with respect to the fiscal year ending prior to the date of such termination.
Except as otherwise provided in this Section 5.1, all compensation and benefits will cease at the time of such termination, subject to the terms of any benefits or compensation plans then in force and applicable to the Executive, and the Company shall have no further liability or obligation by reason of such termination. The payments and benefits described in this Section 5.1 are in lieu of, and not in addition to, any other severance arrangement maintained by the Company. Notwithstanding any provision of this Agreement, the payments and benefits described in Section 5.1 are conditioned on the Executive’s execution and delivery to the Company of a release substantially identical to that attached hereto as Exhibit B in a manner consistent with the requirements of applicable law (the “Release”). The severance benefits described in Sections 5.1.1, 5.1.2, and 5.1.3 will be paid or commence to be paid as soon as the Release becomes effective. The severance benefits described in Section 5.1.4 will be paid when annual bonuses would otherwise be paid under Section 2.2, provided the Release is then effective.
          5.2. Other Terminations. If the Executive’s employment with the Company ceases for any reason other than as described in Section 5.1, above (including but not limited to termination (a) by the Company for Cause, (b) as a result of the Executive’s death, (c) as a result of the Executive’s Disability, or (d) by the Executive for any reason), then the Company’s obligation to the Executive will be limited solely to the payment of accrued and unpaid Base Salary through the date of such termination. All compensation and benefits will cease at the time of such termination and the Company will have no further liability or obligation by reason of such termination. The foregoing will not be construed to limit the Executive’s right to payment or reimbursement for claims incurred prior to the date of such termination under any insurance contract funding an employee benefit plan, policy or arrangement of the Company in accordance with the terms of such insurance contract.
          5.3. Maximum Payment Limit.
               5.3.1. If any payment or benefit due to the Executive from the Company or any of its subsidiaries, affiliates or related entities, would (if paid or provided) constitute an Excess Parachute Payment (as defined below), the amounts otherwise payable and benefits otherwise due will be limited to the minimum extent necessary to ensure that no portion thereof will fail to be tax-deductible to the Company by reason of Section 280G of the Code. The determination of whether any payment or benefit would (if paid or provided) constitute an Excess Parachute Payment will be made by the Board, in its sole discretion, based on the advice of the Company’s auditors.
               5.3.2. Adjustments Necessary to Comply with Maximum Payment Limit. If, notwithstanding the initial application of Section 5.3, the Internal Revenue Service determines that any amount paid or benefit provided to Executive would constitute an Excess Parachute Payment, Section 5.3 will be reapplied based on the Internal Revenue Service’s determination and Executive will be required to repay to the Company any Overpayment (as defined below) immediately upon receipt of written notice of the applicability of this section.

          5.4. Definitions. For purposes of this Agreement:
               5.4.1. “Cause” means:
               (a) dishonesty in the course of employment or the misappropriation of funds;
               (b) material breach of any agreement with or duty owed to the Company or any of its affiliates (for avoidance of doubt, Lululemon Athletica USA, Inc. and its subsidiaries will be deemed to be affiliates of the Company for purposes of this Agreement);
               (c) refusal to perform the lawful and reasonable directives of the Board, if not cured within 15 days following receipt from the Company of written notice thereof; or
               (d) any other conduct that would constitute just cause at common law.
               5.4.2. “Disability” means a condition entitling the Executive to benefits under the Company’s long term disability plan, policy or arrangement; provided, however, that if no such plan, policy or arrangement is then maintained by the Company and applicable to the Executive, “Disability” will mean the Executive’s inability to perform his duties under this Agreement due to a mental or physical condition that can be expected to result in death or that can be expected to last (or has already lasted) for a continuous period of 90 days or more, or for 120 days in any 180 consecutive day period. Termination as a result of a Disability will not be construed as a termination by the Company “without Cause.”
               5.4.3. “Excess Parachute Payment” has the same meaning as used in Section 280G(b)(1) of the Code.
               5.4.4. “Overpayment” means any amount paid to Executive in excess of the maximum payment limit of Section 5.3 of this Agreement
     6. Restrictive Covenants. To induce the Company to enter into this Agreement, and in consideration of the compensation potentially payable to the Executive pursuant to Sections 2 and 5 of this Agreement, the Executive agrees to be bound by the provisions of this Section 6 (the “Restrictive Covenants”). These Restrictive Covenants will apply without regard to whether any termination or cessation of the Executive’s employment is initiated by the Company or the Executive, and without regard to the reason for that termination or cessation.
          6.1. Covenant Not To Compete. The Executive covenants that, during his employment by the Company and any of its affiliates and for a period of 24 months following immediately thereafter (the “Restricted Period”), the Executive will not (except in his capacity as an employee or director of the Company) do any of the following, directly or indirectly:
               6.1.1. engage or participate in any Competing Business (as defined below) in the United States or Canada;
               6.1.2. become interested in (as owner, stockholder, lender, partner, co-venturer, director, officer, employee, agent or consultant) any person, firm, corporation, association or other entity engaged in a Competing Business. Notwithstanding the foregoing, the Executive may hold the outstanding securities of any class of any publicly-traded securities of any company;
               6.1.3. influence or attempt to influence any employee, consultant, supplier, licensor, licensee, contractor, agent, strategic partner, distributor, customer or other person to terminate or modify any written or oral agreement, arrangement or course of dealing with the Company or its affiliates; or
               6.1.4. solicit for employment or employ or retain (or arrange to have any other person or entity employ or retain) any person who has been employed or retained by the Company or its affiliates within the preceding 12 months.
          6.2. Confidentiality. The Executive recognizes and acknowledges that the Proprietary Information (as defined below) is a valuable, special and unique asset of the business of the Company or its affiliates, as applicable. As a result, both during his employment and thereafter, the Executive will not, without the prior written consent of the Company, for any reason divulge to any third-party or use for his own benefit, or for any purpose other than the exclusive benefit of the Company and its affiliates, any Proprietary Information. Notwithstanding the foregoing, if the Executive is compelled to disclose Proprietary Information by court order or other legal process, to the extent permitted by applicable law, he shall promptly so notify the Company so that it may seek a protective order or other assurance that confidential treatment of such Proprietary Information shall be afforded, and the Executive shall reasonably cooperate with the Company in connection therewith. If the Executive is so obligated by court order or other legal process to disclose Proprietary Information he will disclose only the minimum amount of such Proprietary Information as is necessary for the Executive to comply with such court order or other legal process.
          6.3. Property of the Company.
               6.3.1. Proprietary Information. All right, title and interest in and to Proprietary Information will be and remain the sole and exclusive property of the Company or its affiliates, as applicable. The Executive will not remove from the Company’s offices or premises any documents, records, notebooks, files, correspondence, reports, memoranda or similar materials of or containing Proprietary Information, or other materials or property of any kind belonging to the Company or its affiliates unless necessary or appropriate in the performance of his duties to the Company. If the Executive removes such materials or property in the performance of his duties, he will return such materials or property promptly after the removal has served its purpose. The Executive will not make, retain, remove and/or distribute any copies of any such materials or property, or divulge to any third person the nature of and/or contents of such materials or property, except to the extent necessary to perform his duties on behalf of the Company. Upon termination of the Executive’s employment with the Company, he will leave with the Company or promptly return to the Company all originals and copies of such materials or property then in his possession.
               6.3.2. Intellectual Property. The Executive agrees that all right, title and interest in the Intellectual Property (as defined below) will be considered to be the sole and exclusive property of the Company or its affiliates, as applicable. To the extent that any of the Intellectual Property may not by law be considered a work made for hire, or to the extent that, notwithstanding the foregoing, the Executive retains any interest in the Intellectual Property, the Executive hereby irrevocably assigns and transfers to the Company any and all right, title, or interest that the Executive may now or in the future have in the Intellectual Property under patent, copyright, trade secret, trademark or other law, in perpetuity or for the longest period otherwise permitted by law, without the necessity of further consideration. If and to the extent that this assignment is not effective in respect of any Intellectual Property, the Executive will hold in trust for the sole benefit of the Company or its affiliates, as applicable, and will assign exclusively to the Company or its affiliates, as applicable, all of his right, title and interest in and to that Intellectual Property. The Company will be entitled to obtain and hold in its own name all copyrights, patents, trade secrets, trademarks and other similar registrations with respect to such Intellectual Property. The Executive further agrees to execute any and all documents and provide any further cooperation or assistance reasonably required by the Company to perfect, maintain or otherwise protect its rights in the Intellectual Property. If the Company is unable after reasonable efforts to secure the Executive’s signature, cooperation or assistance in accordance with the preceding sentence, whether because of the Executive’s incapacity or any other reason whatsoever, the Executive hereby designates and appoints the Company or its designee as the Executive’s agent and attorney-in-fact, to act on his behalf, to execute and file documents and to do all other lawfully permitted acts necessary or desirable to perfect, maintain or otherwise protect the Company’s rights in the Intellectual Property. The Executive acknowledges and agrees that such appointment is coupled with an interest and is therefore irrevocable.
               6.3.3. The Executive agrees that the Company, its assignees and its licensees are not required to designate the Executive as the author of any Intellectual Property and the Executive hereby waives in whole all moral rights which he may have in the Intellectual Property, including the right to the integrity of the Intellectual Property, the right to be associated with the Intellectual Property, the right to restrain or claim damages for any distortion, mutilation or other modification of the Intellectual Property, and the right to restrain use or reproduction of the Intellectual Property in any context and in connection with any product, service, cause or institution.
          6.4. Definitions. For purposes of this Agreement:
               6.4.1. “Competing Business” means (a) the design, manufacture or distribution of active lifestyle apparel and accessories (including, without limitation, yoga and other athletic apparel and accessories), and (b) any other business activity the same as or in direct competition with business activities then carried on or being definitively planned by the Company or its affiliates (or, with respect to periods following the cessation of the Executive’s employment, business activities carried on or being definitively planned by the Company or its affiliates as of the date of such cessation).
               6.4.2. “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents and patent applications claiming such inventions, (b) all trademarks, service marks, trade dress, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets (including research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings and specifications), (f) all computer software (including data, source and object codes and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium), or (i) similar intangible personal property which have been or are developed or created in whole or in part by the Executive (1) at any time and at any place while the Executive is employed by Company and which, in the case of any or all of the foregoing, are related to and used in connection with the business of the Company or its affiliates, or (2) as a result of tasks assigned to the Executive by the Company.
               6.4.3. “Proprietary Information” means any and all proprietary information developed or acquired by the Company or any of its affiliates that has not been specifically authorized to be disclosed. Such Proprietary Information shall include, but shall not be limited to, the following items and information relating to the following items: (a) all intellectual property and other proprietary rights (including, without limitation, the Intellectual Property), (b) computer codes and instructions, processing systems and techniques, inputs and outputs (regardless of the media on which stored or located) and hardware and software configurations, designs, architecture and interfaces, (c) business research, studies, procedures and costs, (d) financial data, (e) distribution methods, (f) marketing data, methods, plans and efforts, (g) the identities of actual and prospective suppliers, (h) the terms of contracts and agreements with, the needs and requirements of, and the Company’s or its affiliates’ course of dealing with, actual or prospective suppliers, (i) personnel information, (j) customer and vendor credit information, and (k) information received from third parties subject to obligations of non-disclosure or non-use. Failure to mark any of the Proprietary Information as confidential or proprietary shall not affect its status as Proprietary Information.
          6.5. Acknowledgements. The Executive acknowledges that the Restrictive Covenants are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the duration and geographic scope of the Restrictive Covenants are reasonable given the nature of this Agreement and the position the Executive will hold within the Company, and that the Company would not enter into this Agreement or otherwise employ the Executive unless the Executive agrees to be bound by the Restrictive Covenants set forth in this Section 6.
          6.6. Remedies and Enforcement Upon Breach.
               6.6.1. Specific Enforcement. The Executive acknowledges that any breach by him, willfully or otherwise, of the Restrictive Covenants will cause continuing and irreparable injury to the Company for which monetary damages would not be an adequate remedy. The Executive shall not, in any action or proceeding to enforce any of the provisions of this Agreement, assert the claim or defense that such an adequate remedy at law exists. In the event of any such breach by the Executive of any of the Restrictive Covenants, the Company shall be entitled to injunctive or other similar equitable relief in any court, without any requirement that a bond or other security be posted, and this Agreement shall not in any way limit remedies of law or in equity otherwise available to the Company.
               6.6.2. Judicial Modification. If any court determines that any of the Restrictive Covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, such court shall have the power to modify such provision and, in its modified form, such provision shall then be enforceable.
               6.6.3. Accounting. If the Executive breaches any of the Restrictive Covenants, the Company will have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments or other benefits derived or received by the Executive as the result of such breach. This right and remedy will be in addition to, and not in lieu of, any other rights and remedies available to the Company under law or in equity.
               6.6.4. Enforceability. If any court holds the Restrictive Covenants unenforceable by reason of their breadth or scope or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographic scope of such Restrictive Covenants.
               6.6.5. Disclosure of Restrictive Covenants. The Executive agrees to disclose the existence and terms of the Restrictive Covenants to any employer that the Executive may work for during the Restricted Period.
               6.6.6. Extension of Restricted Period. If the Executive breaches Section 6.1 in any respect, the restrictions contained in that section will be extended for a period equal to the period that the Executive was in breach.

     7. Miscellaneous.
          7.1. No Liability of Officers and Directors for Severance Upon Insolvency. Notwithstanding any other provision of the Agreement and intending to be bound by this provision, the Executive hereby (a) waives any right to claim payment of amounts owed to him, now or in the future, pursuant to this Agreement from directors or officers of the Company if the Company becomes insolvent, and (b) fully and forever releases and discharges the Company’s officers and directors from any and all claims, demands, liens, actions, suits, causes of action or judgments arising out of any present or future claim for such amounts.
          7.2. Other Agreements. The Executive represents and warrants to the Company that there are no restrictions, agreements or understandings whatsoever to which he is a party that would prevent or make unlawful his execution of this Agreement, that would be inconsistent or in conflict with this Agreement or the Executive’s obligations hereunder, or that would otherwise prevent, limit or impair the performance by the Executive of his duties under this Agreement.
          7.3. Successors and Assigns. The Company may assign this Agreement to any successor to all or substantially all of its assets and business by means of liquidation, dissolution, merger, consolidation, transfer of assets, sale of stock or otherwise. The duties of the Executive hereunder are personal to the Executive and may not be assigned by him.
          7.4. Governing Law and Enforcement. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia without regard to the principles of conflicts of laws. Any legal proceeding arising out of or relating to this Agreement will be instituted in a provincial or federal court in the Province of British Columbia and the Executive and the Company hereby consent to the personal and exclusive jurisdiction of such court(s) and hereby waive any objection(s) that they may have to personal jurisdiction, the laying of venue of any such proceeding and any claim or defense of inconvenient forum.
          7.5. Waivers. The waiver by either party of any right hereunder or of any breach by the other party will not be deemed a waiver of any other right hereunder or of any other breach by the other party. No waiver will be deemed to have occurred unless set forth in a writing. No waiver will constitute a continuing waiver unless specifically stated, and any waiver will operate only as to the specific term or condition waived.
          7.6. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law. However, if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced as though the invalid, illegal or unenforceable provision had never been herein contained.
          7.7. Survival. Section 6 of this Agreement will survive termination or expiration of this Agreement and/or the cessation of Executive’s employment with the Company.
          7.8. Notices. Any notice or communication required or permitted under this Agreement shall be made in writing and (a) sent by overnight courier, (b) mailed by overnight express mail, return receipt requested, or (c) sent by telecopier, addressed as follows:
If to the Executive:
          to the address indicated below his signature on this Agreement

If to Company:
Attn: Dennis Wilson
Lululemon Athletica Inc.
1945 McLean Drive
Vancouver, BC V5N-3J7
Fax: (604)732-6124
with a copy to:
Advent International Corporation
75 State Street
Boston, MA 02109
Fax: 617-951-0566
Attention: Steven J. Collins
or to such other address as either party may from time to time duly specify by notice given to the other party in the manner specified above.
          7.9. Entire Agreement; Amendments. This Agreement and the attached exhibits contain the entire agreement and understanding of the parties hereto relating to the subject matter hereof, and merges and supersedes all prior and contemporaneous discussions, agreements and understandings of every nature relating to the subject matter. This Agreement may not be changed or modified, except by an agreement in writing signed by each of the parties hereto.
          7.10. Withholding. All payments (or transfers of property) to the Executive will be subject to tax withholding in accordance with applicable law.
          7.11. Section Headings. The headings of sections and paragraphs of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
          7.12. Counterparts; Facsimile. This Agreement may be executed in multiple counterparts (including by facsimile signature), each of which will be deemed to be an original, but all of which together will constitute but one and the same instrument.
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     IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Executive has executed this Agreement, in each case as of the date first above written.

LULULEMON ATHLETICA INC.

By:	/s/ Dennis Wilson

Title:

ROBERT MEERS

/s/ Bob Meers

Address:

Facsimile: